Exhibit 99.1

Item 10.	Directors and Executive Officers of the Registrant

Our Directors, Executive Officers and Certain Employees

Please see the information provided in the sections entitled “Our Directors” and “Our Executive Officers and Certain Key Employees” in Item 1 of the 2005 10-K, which are incorporated herein by reference, for certain information regarding our directors, executive officers and certain employees.

Audit Committee

Our Board of Directors has established an Audit Committee in order to assist the Board in monitoring the integrity and accuracy of our financial statements, our systems of internal controls regarding finance, accounting and legal compliance, our independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of any accounting firm employed by us (including the resolution of disputes between management and the accounting firm regarding financial reporting) for the purpose of preparing and issuing an audit report or other work related to the preparation, review and audit of our financial statements, and such firm will report directly to the Audit Committee.

Pursuant to the charter of the Audit Committee, all of the members of the Audit Committee must meet the independence, experience and financial literacy and expertise requirements of the listing standards of the New York Stock Exchange, or NYSE, the Sarbanes-Oxley Act of 2002, the Exchange Act, and applicable rules and regulations of the SEC, as in effect from time to time. Our Board of Directors has determined that each of Andrew F. Brimmer, K. Dane Brooksher, Joan Carter, Robert E. Torray and Wesley S. Williams, Jr., all of the members of our Audit Committee, is independent within the meaning of the requirements of the NYSE’s listing standards and Rule 10A-3 under the Exchange Act. The Board of Directors also has determined that each of Andrew F. Brimmer, K. Dane Brooksher and Wesley S. Williams, Jr. is an audit committee financial expert, as defined by the rules and regulations promulgated by the SEC, and is financially literate and has accounting or related financial management expertise as required by the NYSE’s listing standards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Such directors, executive officers and greater than ten percent stockholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 they file.

Based on our review of the copies of such forms we have received and on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our directors, executive officers and greater than ten percent stockholders complied with the Section 16(a) filing requirements applicable to them with respect to transactions during 2005, with the exception that one late filing was made in 2005 by our Controller and Treasurer relating to the disposition of 252 shares of our common stock, for the payment of taxes upon the vesting of his restricted stock.

Code of Ethics and Corporate Governance Principles

Code of Ethics. Our Board has adopted a Code of Business Conduct and Ethics, which is intended to set forth for our directors, officers and employees the basic principles and guidelines for resolving various legal and ethical questions that may arise in the workplace and in the conduct of our business.

Code of Ethics for the CEO and Senior Financial Officers. The Audit Committee of our Board has adopted a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, setting forth for such officers, principles and guidelines for resolving various legal and ethical questions that may arise in the conduct of our business.

Corporate Governance Principles. Our Board has adopted Corporate Governance Principles setting forth the guidelines for the conduct of our Board of Directors.

Where You Can Find These Documents. Our Code of Business Conduct and Ethics, Code of Ethics for the CEO and Senior Financial Officers and Corporate Governance Principles are available on our website at www.carramerica.com. In addition, we will provide copies of our Code of Business Conduct and Ethics, Code of Ethics for the CEO and Senior Financial Officers and Corporate Governance Principles free of charge to any stockholder who sends a written request to Office of the Corporate Secretary, CarrAmerica Realty Corporation, 1850 K Street, N.W., Washington, D.C. 20006. We will post on our website any amendment to, or a waiver from, a provision of our Code of Ethics for the CEO and Senior Financial Officers.